Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Twelve Months Ended March 31, 2007

(in thousands)

Net income from continuing operations	$206,025
Less: Equity income from investees	482
Plus: distributed income of equity investees	1,022
Income taxes	129,474
Fixed charges (including securitization certificates)	122,906
Total	$458,945

Interest expense	$115,323
Interest component of rentals (estimated as one-third of rental expense)	7,583
Total	$122,906

Ratio of earnings to fixed charges	3.73

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Twelve Months Ended March 31, 2007

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$206,025
Less: equity income from investees	482
Plus: distributed income of equity investees	1,022
Income taxes	129,474
Fixed charges (including securitization certificates)	122,906
Total	$458,945

Interest expense	$115,323
Interest component of rentals (estimated as one-third of rental expense)	7,583
Subtotal	122,906
Preferred stock dividend requirements	3,192
Total	$126,098

Ratio of earnings to fixed charges and preferred stock dividend requirements	3.64